ARROW FINANCIAL CORPORATION
250 Glen Street, Glens Falls, New York  12801







NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of Arrow Financial Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation (the "Company"), will be held at the Queensbury Hotel, Maple Street and Ridge Street, Glens Falls, New York, on Wednesday, April 24, 1996, at 2:00 p.m. for the purpose of considering and voting upon the following matters:

     1. The election of four directors to Class A, each to hold office for a term of three years, or in each case until his or her successor shall have been elected and qualified.

     2. Any other business which may be properly brought before the meeting or any adjournment thereof.

                              By Order of the Board of Directors



                              GERARD R. BILODEAU
                              Secretary





March 22, 1996










YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York  12801

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
April 24, 1996

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Arrow Financial Corporation, a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders (the "Meeting") to be held on Wednesday, April 24, 1996 at 2:00 p.m., at the Queensbury Hotel, Maple Street and Ridge Street, Glens Falls, New York 12801, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are first being sent to shareholders on March 22, 1996.

     At the Meeting, four directors will be elected to Class A of the Company's Board of Directors.


RECORD DATE AND VOTING RIGHTS

     The Board of Directors of the Company fixed March 8, 1996, as the record date for determination of the shareholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 5,628,865 shares of common stock, $1.00 par value, of the Company, which is the Company's only class of stock outstanding. Holders of record of common stock at the close of business on the record date are entitled to one vote for each share held on each matter submitted to a vote at the Meeting.

     A majority of the outstanding shares present or represented by proxy will constitute a quorum at the Meeting. Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will treat all shares represented by proxy or in person at the Meeting as shares present or represented at the Meeting for purposes of determining a quorum. Shares represented by proxies or voted in person on ballots marked "WITHHOLD" or "ABSTAIN" on any proposal will be treated as shares present or represented at the Meeting for purposes of determining a quorum but will not be treated as shares voting on such proposal. Shares held in "street name" by brokers which are present or represented at the Meeting but are not voted by such brokers, for any reason, on a matter presented at the Meeting (so-called "broker nonvotes") will be treated as shares present in person or represented by proxy at the Meeting for purposes of determining a quorum but will not be treated as shares voting on such matter. In the election of directors, which requires the affirmative vote of a plurality of the shares voting on such matter at the Meeting, neither shares voted "WITHHOLD" on the election of one or more directors nor broker nonvotes on such election, will have the effect of a vote "against" the election of one or more directors.


PROXIES

     Any shareholder executing a form of proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal offices of the Company prior to the Meeting a written notice of revocation or a later-dated, properly executed proxy.

     Proxies will be solicited by mail. They may also be solicited by directors, officers and regular employees of the Company and its subsidiaries personally or by telephone or telegraph, but such persons will receive no additional compensation for such services. The Company will bear all costs of soliciting proxies. Should the Company, in order to solicit proxies, utilize the services of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their out-of-pocket expenses.


PRINCIPAL SHAREHOLDERS OF THE COMPANY

     To the knowledge of the Board of Directors, there were no persons who beneficially owned more than five percent of the outstanding shares of the Company's common stock as of December 31, 1995.


SHAREHOLDER PROPOSALS

     If a shareholder proposal is to be considered for inclusion in the proxy statement for a forthcoming meeting of the Company's shareholders, such proposal must be submitted on a timely basis and the proposal and proponent thereof otherwise must meet the requirements established by the Securities and Exchange Commission for shareholder proposals. Proposals for the Annual Shareholders' Meeting to be held in 1997 will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices no later than November 23, 1996. Such proposals, together with any supporting statements, should be directed to the Secretary of the Company.



ITEM 1.  ELECTION OF DIRECTORS AND
INFORMATION WITH RESPECT TO DIRECTORS AND OFFICERS

     The first item to be acted upon at the Meeting is the election of four directors to Class A of the Board of Directors each to hold office for three years, or in each case until his or her successor shall have been elected and qualified. Directors will be elected by a plurality of the shares voting at the Meeting.

     The Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be divided into three classes, as nearly equal in number as may be, one class to be elected each year for a term of three years or until their successors are elected and qualified. Under the Bylaws, the total number of directors may be fixed by action of the Board of Directors. As of the Meeting, there will be thirteen directors.

     All proxies which are timely received by the Secretary in proper form prior to the election of directors at the Meeting, and which have not been revoked, will be voted "FOR" the Board's four nominees for Class A listed below (unless any nominee is unable to serve or for good cause will not serve), subject to any specific voting instructions received with any proxy, including the withholding of authority to vote for any or all nominees.

     Each of the Board's nominees has consented to being named in this proxy statement and to serve if elected, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. Each of the four nominees is presently serving on the Board of Directors. Also listed below are the nine current members constituting Class B and Class C of the Board of Directors whose terms do not expire at the Meeting and who are expected to continue to serve on the Board after the Meeting and until their respective terms expire.

     The following information is provided with respect to each nominee for director to be elected at the Meeting and each continuing director of the Company whose term of office extends beyond the date of the Meeting:



NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                                Shares of Common
                                                                             Stock of the Company
                                                                              Beneficially Owned
Name and Principal                                 Director of the        as of December 31, 1995(e)
Occupation(a)(b)(c)(d)            Age              Company Since           Number         Percent

Nominees for Director:
Class A (To be Elected to
  Terms Expiring in 1999):

Michael B. Clarke                 49                     1988                 7,371          .13
 President and CEO, Glens Falls
 Cement Co., Inc. (cement
 production)

Kenneth C. Hopper, M.D.           57                     1983                35,595  (1)     .63
 Chairman and CEO, Northeastern
 Clinical and Toxicology
 Laboratory, Inc.
 (medical laboratory)

Michael F. Massiano               61                     1983                82,637  (2)    1.45
 Chairman, President, and CEO
 of the Company; Chairman and
 CEO, Glens Falls National Bank
 & Trust Company

Doris E. Ornstein                 65                     1987                 6,232          .11
 President, Wharton Business
 Brokers (real estate
 specialists)


Directors Continuing in Office:

Class C (Terms Expiring
 in 1998):

George C. Frost                   68                     1983                 5,836          .10
 Chairman Emeritus, Rist-Frost
 Associates, P.C. (consulting
 engineers)

Herbert A. Heineman, Jr.          64                     1987                29,627          .52
 Retired President and CEO,
 Glens Falls National Bank
 & Trust Company

Dr. Edward F. Huntington          65                     1983                 9,160   (3)    .16
 Adjunct Professor, SUNY
 Albany and Plattsburgh

Preston Leete Smith               66                     1990                 5,229          .09
 CEO, S-K-I Ltd.
 (ski resort holding company)


Class B  (Terms Expiring
 in 1997):

David G. Kruczlnicki              43                     1989                 9,097   (4)    .16
 President and CEO, Glens Falls
 Hospital (health care facility)

David L. Moynehan                 50                     1987                 9,476   (5)    .17
President, Riverside Gas
 & Oil Co.
 (petroleum products distributor)

Edward C. Pike                    52                     1990                14,665  (6)     .26
 President, Kinney, Pike, Bell &
 Conner, Inc. (insurance agency)

Daniel L. Robertson               67                     1983                 6,482   (7)    .11
 President, Loomis & LaPann, Inc.
 (insurance agency)

Thomas C. Webb                    61                     1990                 9,816   (8)    .17
 Retired President and CEO,
 Central Vermont Public Service
 Corporation (electric utility)

Shares Beneficially Owned By
Other Executive Officers:

John J. Murphy                    44                      N/A                37,133  (9)     .65
 Executive Vice President,
 Treasurer and CFO of the
 Company

Thomas L. Hoy                     47                      N/A                33,767  (10)    .59
 President and COO,
 Glens Falls National Bank
 & Trust Company

Shares Beneficially Owned By
All 16 Director Nominees,
Continuing Directors and
Executive Officers as a Group                                               310,216  (11)   5.38


NOTES:

 (a)      Certain of the nominees and directors continuing in office also serve as directors of one or more of the Company's subsidiary banks, specifically, Glens Falls National Bank and Trust
Company or Green Mountain Bank.  Directors of the Company who also serve as directors of Glens Falls
National are Mr. Frost, Mr. Heineman, Dr. Huntington, Mr. Kruczlnicki, Mr. Moynehan, Mr. Robertson,
Mr. Clarke, Dr. Hopper, Mr. Massiano and Mrs. Ornstein.  Mr. Massiano also serves as a director of
Green Mountain Bank.  Of the nominees and directors continuing in office, only Mr. Massiano is now, or has been within the Company's last fiscal year, an executive officer of the Company.


 (b)      The business experience of each director during the past five years was that typical to a person engaged in the principal occupation or business listed for each.  Except as noted, each of the nominees and directors continuing in office has held the same or another executive position with the same employer during the past five years.

 (c)      In addition to serving as directors of the Company, Messrs. Smith and Webb also serve on the Board of Directors of S-K-I Ltd. and Mr. Smith also serves on the Board of Directors of Central
Vermont Public Service Corporation, which are registered companies under the Securities Exchange Act of 1934.

 (d)      No family relationship exists between any two or more of the nominees, directors or executive officers of the Company or its subsidiaries, except that David L. Moynehan, a director of the Company, is the brother-in-law of John J. Murphy, the Executive Vice President, Treasurer and
Chief Financial Officer of the Company.

  (e)     Beneficial ownership of shares, determined in accordance with applicable Securities and
Exchange Commission rules, includes shares as to which a person, directly or indirectly, has or shares voting power and/or investment power, and all shares which the person has a right to acquire within 60 days of the reporting date.  Unless otherwise noted below, each individual has sole beneficial ownership of all shares listed as beneficially owned by such individual.

 (1)      Includes 1,087 shares held by Dr. Hopper's son directly, 736 shares held by his daughter directly, and 20 shares held by a company that Dr. Hopper controls.

  (2)     Includes 15,119 shares held in Mr. Massiano's account under the Company's ESOP, 3,001 shares held by his wife directly and 47,742 shares subject to exercisable options received by Mr.
Massiano under the Company's compensatory stock option plans.

 (3)      Includes 7,689 shares held jointly with Dr. Huntington's wife and 475 shares held in a
Simplified Employee Pension Plan.

 (4)      Includes 461 shares held jointly with Mr. Kruczlnicki's wife.

 (5)      Includes 1,809 shares held jointly with Mr. Moynehan's wife.

 (6)      Includes 523 shares held by Mr. Pike as custodian for his children, 264 shares held jointly with his wife as custodian for their children, 1,100 shares held by his wife as custodian for their children, 914 shares held by his wife directly, 523 shares held by his daughter directly and
4,636 shares held by companies that Mr. Pike controls.

 (7)      Includes 790 shares held by Mr. Robertson's wife directly.

 (8)      Includes 8,692 shares held jointly with Mr. Webb's wife.

 (9)      Includes 6,001 shares held in Mr. Murphy's account under the Company's ESOP, 4,809 shares held jointly with his wife and 26,323 shares subject to exercisable options received by Mr.
Murphy under the Company's compensatory stock option plans.

 (10)     Includes 6,412 shares held in Mr. Hoy's account under the Company's ESOP, 726 shares held by his wife directly, 536 shares held by his sons directly, 238 shares held by him as custodian for his daughter and 16,824 shares subject to exercisable options received by Mr. Hoy under the
Company's compensatory stock option plans.


 (11)     Includes 91,669 shares subject to exercisable options received by such persons under the
Company's compensatory stock option plans.




          During 1995, the directors and executive officers of the Company made timely filings of all securities transaction reports required to be filed by them with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934, except for two late filings of reports by Richard J. Bartlett, retiring Director, relating to two transactions, one late filing of a report by Dr. Huntington and one late filing of a report by Mr. Moynehan.

          In 1995, the Board of Directors of the Company met 11 times. During the year, each of the directors attended at least 75 percent of the total number of the meetings of both the Board and all the committees of which the director was a member, except for Director Pike.

          The Company has an Audit Committee which met two times during 1995. Members of the Committee are Directors Heineman, Kruczlnicki, Moynehan, Ornstein, Pike and Smith. Mr. Massiano is an ex-officio member and as such is expected to attend meetings and to provide information requested by, and to respond to questions from, Committee members. The Audit Committee examines the soundness and solvency of the Company and its subsidiaries, causes suitable audits and examinations to be made, ensures that adequate fiscal controls and procedures are maintained, and makes recommendations and reports to the full Board of Directors.

          The Company has a Personnel Committee which met two times during the last fiscal year. Members of the Committee are Directors Clarke, Frost, Heineman, Hopper, Huntington, Robertson and Webb. Mr. Massiano is an ex-officio member and as such is expected to attend meetings and to provide information requested by, and to respond to questions from, Committee members. The Committee performs the functions of both a nominating and a compensation committee. In addition to making recommendations to the full Board on nominations of candidates for director of the Company, the Committee reviews, not less often than annually, all compensation arrangements and benefit plans covering officers and employees of the Company and its subsidiaries and makes various recommendations and determinations on such matters. The Committee also makes final determinations on all awards under the Company's compensatory stock plans, including grants of stock options to executives and other key employees.
See "Report of Personnel Committee on Executive Compensation", beginning on page 10 of this proxy statement. The Committee normally recommends candidates for director at its December meeting. Any shareholder who wishes to submit a candidate for consideration by the Committee as a Board nominee at the Annual Shareholders' Meeting in 1997 must submit such candidate's name to the Committee no later than December 26, 1996, along with a brief resume of such candidate's qualifications as outlined in the Bylaws.


COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

           During 1995, no member of the Personnel Committee was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, except Mr. Heineman, who was President and CEO of Glens Falls National Bank until his retirement on December 31, 1994, and then commenced service on the Committee, effective April 26, 1995. However, Mr. Massiano, who is President, Chairman, and CEO of the Company, is an ex-officio member of the Committee. Ex-officio members have certain duties relating to the Committee, as described in the preceding paragraph, but do not participate in Committee decisions.


EXECUTIVE COMPENSATION

           The following table sets forth information concerning total compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose salary and bonus exceeded $100,000 in 1995:


SUMMARY COMPENSATION TABLE
                                                                           Long-Term Compensation
                                          Annual Compensation             Awards          Payouts
                                                                           (f)     (g)
                                                          (e)         Restricted  No. of      (h)         (I)
      (a)                  (b)        ( c)      (d)   Other Annual      Stock    Options/    LTIP     All Other
Name/Principal Position   Year       Salary   Bonus   Compensation      Awards     SARs    Payouts  Compensation
Michael F. Massiano       1995     $319,800 $ 82,500    ---             ---        15,000   ---        $ 39,508
Chairman, President       1994      319,300   89,100    ---             ---        15,600   ---          33,073
and CEO of the Company    1993      279,119   77,000    ---             ---        16,873   ---          20,716

Thomas L. Hoy             1995     $134,050 $ 28,100    ---             ---         7,000   ---        $ 11,422
President and COO,        1994      105,000   14,200    ---             ---        10,400   ---          10,085
Glens Falls               1993       99,300   13,200    ---             ---         4,499   ---           6,729
National Bank

John J. Murphy            1995     $118,000 $ 26,500    ---             ---         7,000   ---        $ 10,620
Executive Vice
  President,              1994      110,000   14,900    ---             ---         5,200   ---          10,339
Treasurer and CFO of      1993      101,800   13,200    ---             ---         5,624   ---           6,682
the Company

Notes to Summary Compensation Table (note references are to columns):

 (c)    Salary:  Includes base salary and all fees received as a director of the Company or any subsidiary bank, whether such amounts are deferred or paid immediately.

 (d)    Bonus:  Includes elective cash distributions under the Company's Short-Term Incentive Award Plan and any other cash bonuses.  Under the Plan, annual bonuses are paid to key employees, including executive officers of the Company, provided certain pre-established threshold and/or target earnings levels have been attained.

 (e)    Other Annual Compensation:  Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.  No executive officers received perquisites having a value greater than such amount in any of the last 3 years.

 (g)    Options:  Represents the number of shares subject to options granted to the named executive officer
(as adjusted for stock dividends).  For more information on options, see the tables and notes under "Stock
Option Plans" below.

 (i)    All Other Compensation:  Includes the value of the Company's contributions to the ESOP for the named executive officers and amounts paid for premiums for term life insurance benefitting the named executive officer.  In 1995, the amounts indicated for each of the named executive officers consisted of the following:
Mr. Massiano, $29,539 for ESOP and $9,970 for term life insurance; Mr. Hoy, $10,726 for ESOP and $696 for term life insurance;  and Mr. Murphy, $10,241 for ESOP and $379 for term life insurance.


STOCK OPTION PLANS

 In past years, the Company has maintained compensatory stock plans under which key employees have been granted stock options, including both tax qualified (incentive) stock options and non-qualified stock options. Information relative to stock option activity for the named executive officers in the Summary Compensation Table above for the year ending December 31, 1995, is set forth in the following tables:


OPTION/SAR GRANTS TABLE

                                                                                          Potential Realizable
                                                                                           Value at Assumed
                              Options/SAR Grants in Last Fiscal Year                      Annual Rates of Stock
                                                                                         Price Appreciation for
                                        Individual Grants                                     Option Term
                                               ( c)
                                 (b)        % of Total             (d)
                              No. of       Options/SARs        Per Share
                            Securities      Granted to         Exercise          (e)
    (a)               Underlying Options/   Employees in       or Base        Expiration       (f)         (g)
Name                     SARs Granted       Fiscal Year         Price            Date          5%          10%
Michael F. Massiano           15,000        24.63%              $17.63        12/01/1999    $55,715     $119,798

Thomas L. Hoy                  7,000        11.49%              $17.63        11/29/2005    $77,612     $196,684

John J. Murphy                 7,000        11.49%              $17.63        11/29/2005    $77,612     $196,684

Notes to Stock Option Table (note references are to columns):

 (b)    All options listed were granted on 11/29/95 without tandem stock appreciation rights (SARs).
Options awarded under the Company's compensatory stock plans normally become exercisable in stages (e.g., options awarded in 1995 become exercisable in 25 percent increments on each of the first four anniversaries of the date of the grant).  Options awarded to executives expected to retire as of a date that would precede 100 percent vesting under normal incremental vesting are specified as becoming 100 percent exercisable on an earlier anniversary date or not later than the date of retirement.

 (d)    Represents 100 percent of the market value of the common stock on the date of grant, based on the average of the closing bid and asked prices reported on NASDAQ for such date.

 (e)    Options awarded under the Company's compensatory stock plans normally have 10 year terms, except for options granted to executives whose anticipated retirement dates are to occur less than 10 years after the date of the grant.

 (f,g)  The 5% and 10% assumed rates of appreciation are presented in accordance with the rules of the
Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values
                                                              (d)              (e)
                                                          Number of        Value of Unexercised
                                                     Unexercised Options/      In-the
                                                       SARs at FY-End     Money Options/SARs at
 (a)                      (b)              (c)          (Exercisable)     FY-End (Exercisable/
Name                Shares Acquired  Value Realized     (Unexercisable)      (Unexercisable)
Michael F. Massiano     12,629         $84,368            E - 47,742         E - $292,540
                                                          U - 26,700         U - $ 63,563

Thomas L. Hoy              ---             ---            E - 16,824         E - $ 85,355
                                                          U - 17,050         U - $ 56,885

John J. Murphy           1,578         $10,540            E - 26,323         E - $212,143
                                                          U - 15,174         U - $ 61,380

Notes to Option/SAR and Year-End Table (note references are to columns):

(d)   E = Exercisable, U = Unexercisable

(e) The dollar value of unexercised in-the-money options at December 31, 1995, was calculated by determining the difference between the market value of the securities underlying the options at year-end, based upon the average of the closing bid and asked prices as reported on NASDAQ as of December 31, 1995, and the exercise price of the options.


           Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including language that might be interpreted to incorporate by reference future filings, including this proxy statement, in whole or in part, in such previous filings, the following Performance Graph and Personnel Committee Report shall not be incorporated by reference into any such filings:


COMPARISON OF FIVE-YEAR TOTAL RETURNS AMONG ARROW FINANCIAL CORPORATION,
THE NASDAQ STOCK MARKET (U.S. Companies, AND NASDAQ BANK STOCKS

                                    12/29/90     12/31/91     12/31/92     12/31/93     12/30/94     12/29/95
Arrow Financial Corporation             100         57.9         94.6         153.4       202.3         254.2
Nasdaq Stock Market (US Companies)      100        160.6        186.9         214.5       209.7         296.3
Nasdaq Bank Stocks                      100        164.1        238.9         272.4       271.4         404.4

Notes:
A.  Data prepared by the Center for Research in Security Prices,
    University of Chicago.
B. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
C. The indexes are reweighted daily, using the market capitalization on the previous trading day.
D.  The index for all series was set to $100.0 on 12/31/90.



REPORT OF PERSONNEL COMMITTEE
ON EXECUTIVE COMPENSATION


Introduction

 Among its other functions, the Personnel Committee (the "Committee") acts on compensation matters related to the Chief Executive Officer (the "CEO") and other executive officers. On an annual basis, the Committee reviews compensation data and recommendations received from management, and such additional input as may be sought and received from compensation consultants. The Committee then develops its own compensation recommendations, which it submits to the full Board for consideration and approval. The Committee also has the discretion to make final decisions on grants of awards to key employees, including executive officers, under the Company's stock-based compensation plans.

 The Committee is submitting this report summarizing its involvement in 1995 in setting compensation policy and making compensation recommendations and decisions for executive officers generally and for Chairman, President and CEO, Michael F. Massiano, specifically.


Compensation Philosophy

 Since 1990, the Company, with the Committee's concurrence, has utilized three types of renumeration in its executive compensation program -- specifically, base salary, annual incentives (bonus) and long-term incentives. Base salary is set annually within competitive ranges with some relationship between salary and prior period performance. The annual incentive or bonus component has been addressed through the Company's Short-Term Incentive Award Plan. Awards under this plan are tied both to the annual performance of the relevant business unit and also to the executive's individual performance during the year. The long-term incentive component has been addressed through a succession of stock-based compensation plans, including the current Long-Term Incentive Plan, which provides for grants of stock options, restricted stock, or similar stock-based compensatory awards.

 The Committee reviews this three-tiered program of executive compensation on an annual basis and makes recommendations to the full Board on any adjustments among the component elements that it believes are appropriate.

 All three components of the Company's program are intended to attract, retain and motivate executives. Types and amounts of executive compensation are established based upon the varying levels of responsibility of the individual executives, subjective and objective evaluations of their performance and the performance of their relevant business unit (holding company or bank). Attention is also given to the compensation being paid to executives by the Company's peers, particularly in the geographic areas where the Company competes for talent.

 The overall remuneration payable to the CEO, as a general policy, is based upon certain corporate performance factors (specifically, earnings per share, capital accumulation, strategic initiatives and new products and markets) and upon individual performance factors (such as leadership, commitment to the community and professional standing). In making its recommendations on CEO compensation, the Committee also takes into account current practices of other banks.


Compensation Administration

 Base salaries for executive officers, including the CEO, are reviewed on at least an annual basis, and if appropriate, reviews of and adjustments in
base salaries may be made during the course of the year.    Base salary
increases depend on an executive's contributions to the Company's performance, as well as consideration of the executive's position within an appropriate salary range. Normally, any base salary increases will reflect median increases in both the banking industry and industry in general, after consideration of the Company's performance. Committee recommendations are considered in the salary review process although final determinations on executive base salaries are made or approved by the full Board.

 The annual incentive program, in the form of the Company's Short-Term Incentive Award Plan, contains both objective and subjective elements. Under the Plan, individual bonuses are payable to key employees for a particular fiscal year only if certain pre-established financial performance levels for the year are satisfied, and the size of individual bonuses may then vary depending on the extent to which those levels are met or exceeded and on certain subjective measures of performance. The Committee works with management at the beginning of the fiscal year in establishing targeted performance levels under the Plan for that year. In establishing targets under the Plan, the Committee traditionally focuses upon operating earnings. If Plan targets are met in any year, final decisions on those key employees entitled to Plan bonuses and the amounts of those bonuses are made by the Committee at the beginning of the following fiscal year. The Committee considers senior management's recommendations in making its final determinations on annual bonuses for executive officers. The full Board typically ratifies the Committee's decisions.

 Grants of long-term incentive awards under the Company's stock-based compensation plans are normally made by the Committee at the end of each fiscal year, if and as appropriate. Occasionally, such awards are granted by the Committee during the course of the year.

 In 1993, Congress adopted a new provision of the Internal Revenue Code,
Section 162(m), which disallows a tax deduction to public companies for any compensation exceeding $1 million paid to certain top executives. The Committee does not believe the statutory ceiling on deductible compensation will be relevant to the Company in the foreseeable future.


Components of Compensation in 1995

 Base Salary: General increases in executive base salaries occur in January. At the beginning of 1996, no adjustment was made in CEO Massiano's base salary, with the other named executive officers in the Summary Compensation Table receiving a modest increase in base salary averaging less than 5 percent.

 Bonus: In the first half of 1995, the Committee in consultation with management, set target earnings levels under the Short-Term Incentive Award Plan for the Company and its subsidiary banks at levels somewhat in excess of the prior year's actual operating earnings. Simultaneously, the Committee established threshold earnings levels at amounts approximately 90 percent of the target levels, with the understanding that if earnings fell below the threshold levels, no Plan awards would be made. The 1995 corporate results exceeded both the threshold and target levels for the holding company and the banks. As a result, the Committee approved bonuses for key employees, including the executive officers, at the beginning of 1996. These bonuses under the Plan were ratified by the Board. The individual bonuses received by the executive officers, which are listed in the Summary Compensation Table on page 7, averaged approximately one-fourth of 1995 salaries for this group.

 Long-term Incentives: The Company's current vehicle for grants to executives of stock-based compensatory awards is the Long-Term Incentive Plan, which was approved by shareholders at the 1993 Annual Meeting. The Long-Term Incentive Plan initially provided for grants of compensatory awards of up to 337,459 shares (as adjusted for stock dividends) of the Company's common stock to key employees of the Company or its subsidiaries. Awards may take the form of stock options, shares of restricted stock or performance unit shares. Stock options granted under the Plan must have an exercise price at least equal to the fair market value of the underlying stock on the date of grant. Under the Plan, the Committee has the discretion to determine which key employees, if any, are to receive awards from time to time and the types and amounts of awards granted to them.


 Committee awards to senior executives under the Company's stock-based plans typically have taken the form of stock options. With stock options, executives are compensated only if the Company's stock price improves over the life of the option and only if the executive continues in the employment of the Company until the option has become exercisable. At year-end 1995, because of significant improvement in all continuing key performance areas, the Committee determined that grants of stock options would be awarded to all continuing executive officers. Stock-based awards constituted approximately one-fourth to one-third of overall executive compensation for 1995. Such awards are included in the Summary Compensation Table on page 7 and in the Option/SAR Grants Table on page 8.

 In reaching its recommendations and decisions during 1995 regarding the compensation of CEO Massiano, the Committee was particularly influenced by the significant decrease in non-performing assets during the year and by the Company's attainment of a solid return on average assets for 1995 of
1.60 percent, which places the Company well above average in the industry on this measurement. As in prior years, the Committee was also cognizant of CEO compensation practices at peer group banks. In 1995, as in prior years, the Committee used as a basis of comparison the reported CEO compensation of a peer group of publicly held bank holding companies located in upstate New York and Vermont. This year there were seven companies in that peer group. This peer group is different from, but contains some of the same banks as, the group of companies whose stocks are included in the NASDAQ Bank Stock Index represented on the Performance Graph on page 9 of the proxy statement.


Personnel Committee

Michael B. Clarke, Chairman
George C. Frost
Herbert A. Heineman, Jr.
Kenneth C. Hopper, M.D.
Dr. Edward F. Huntington
Daniel L. Robertson
Thomas C. Webb


EMPLOYMENT CONTRACTS

 Michael F. Massiano, Chairman of the Board, President and Chief Executive Officer of the Company, has an employment contract with the Company dated December 31, 1990. Under the contract, Mr. Massiano is guaranteed his current base annual salary as adjusted upward from time to time, plus any bonuses as determined by the Board of Directors of the Company, and certain other benefits. The contract will continue until December 31 of the second year after that year, if any, when the Board of Directors of the Company elects not to grant a one year extension of the contract. In November 1995, the Board granted a one year extension of Mr. Massiano's contract. The contract provides that, in the event of a change of control of the Company or if Mr. Massiano is assigned less important duties, he may elect early retirement and receive payment in installments (or in a lump sum in the event of financial hardship) of an amount equal to approximately three times his salary under the contract.

 Thomas L. Hoy, President and Chief Operating Officer of Glens Falls National Bank, and John J. Murphy, Executive Vice President, Treasurer, and Chief Financial Officer of the Company, are also serving under employment contracts with the Company. Under these contracts, each is guaranteed his current base annual salary, plus bonuses as determined by the Board of Directors of the Company, and certain other benefits for the duration of his contract. Mr. Hoy and Mr. Murphy first entered into their contracts on December 31, 1990. In each case, the contract will continue until December 31 of the first year after that year, if any, when the Board of Directors of the Company elects not to grant a one year extension of the contract. In November 1995, the Board granted one year extensions of both contracts. The contracts provide that, in the event of a change in control of the Company, or if the officer in question is assigned less important duties, the officer may elect early retirement and receive payment in installments (or in a lump sum, in the event of financial hardship) of an amount equal to approximately two times his salary under the contract plus the present value of certain benefits lost as a result of early retirement.


 Each of the employment contracts described above provides that the total amount of salary and retirement benefits paid thereunder in the event of a change in control may not exceed the threshold amount triggering "excess parachute payments" under Section 280G(b) of the Internal Revenue Code.


COMPENSATION OF DIRECTORS

 Each director of the Company currently receives for his or her services as a director a fee of $500 per monthly Board of Directors meeting attended, $400 per meeting attended of committees of which he or she is a member, and an annual retainer fee of $4,000. The Chairmen of the Company's Audit and Personnel Committees receive an additional annual retainer of $1,500. Directors of the subsidiary banks receive a fee of $400 per Board meeting attended. Subsidiary bank directors also receive a fee of $350 for each committee meeting attended and an annual retainer of $2,500.

 The Company maintains an unfunded Director Deferred Compensation Plan. Under this plan, each director of the Company is able to make an irrevocable election to defer, during his or her term of office, all or a portion of the directors' fees due. The account of a participating director is credited with the dollar amount of deferral and with quarterly interest payments on the balance at a rate equal to the best rate being paid from time to time by Glens Falls National Bank and Trust Company on its Individual Retirement Account certificates of deposit. Directors who participate in the Directors Deferred Compensation Plan receive payments from their accounts in cash, either in lump sum or in annual installments, commencing at a preselected deferral date. In 1995, three directors participated in the plan.


PENSION PLAN

 The Company maintains a tax-qualified Defined Benefit Retirement Plan (the "Plan") for eligible employees. The Plan covers employees of the Company and all subsidiaries who work 1,000 hours or more per year, have attained the age of 21, and have completed one year of service.

 Annual retirement benefits under the Plan are computed according to a formula based on the employee's annual average earnings for the highest consecutive five of the last ten years of service and his or her number of years of service and are subject to certain limits under federal law, specifically, the Employee Retirement Income Security Act ("ERISA"). Covered compensation under the Plan includes salary, overtime, sick pay, bonuses, and certain other cash and noncash benefits. Covered compensation under the Plan during 1995 for the named executive officers in the Summary Compensation Table on page 7 includes all of the compensation listed in columns (c) and (d) of the Summary Compensation Table minus any directors' fees included therein, and certain term insurance premiums paid on behalf of the executive officers (included in column (i) of the Table) plus certain amounts not included in the Table such as the Company's matching contributions to the officers' Employee Stock Purchase Plan accounts, and the dollar value of the limited perquisites provided to the named executive officer.

 The Company also maintains an unfunded Select Executive Retirement Plan ("SERP") structured so as to compensate certain senior officers of the Company and its subsidiaries for any pension benefits which would have been received by them under the above-described tax-qualified retirement plan were it not for the maximum payment limitations for such plans established under ERISA. During 1995, Mr. Massiano was covered under the SERP.

 The following table presents estimated annual retirement benefits payable under the Company's Retirement Plan to persons having specified final average earnings and years of service, assuming SERP coverage for amounts exceeding the ERISA limits under the plan:




                                                  Estimated Annual Pension Based
                                                  on Years of Service Indicated
                                               For Those Retiring at Age 65 in 1995

Average Annual Earnings
For Last 5 Years of Service      15          20          25          30          35         40
$100,000                   $  24,182   $  32,242   $  40,304   $  48,364   $  56,425    $  63,675
 150,000                      37,307      49,742      62,179      74,614      87,050       97,925
 200,000                      50,432      67,242      84,054     100,864     117,675      132,175
 250,000                      63,557      84,742     105,929     127,114     148,300      166,425
 300,000                      76,682     102,242     127,804     153,364     178,925      200,675
 350,000                      89,807     119,742     149,679     179,614     209,550      234,925
 400,000                     102,932     137,242     171,554     205,864     240,175      269,175
 450,000                     116,057     154,742     193,429     232,114     270,800      303,425


 The number of credited years of service under the Plan as of December 31, 1995, for the named executive officers in the Summary Compensation Table is as follows: 39 years for Mr. Massiano, 21 years for Mr. Hoy and 22 years for Mr. Murphy.

 Benefits under the Plan are computed as straight-life annuity amounts although participants may make certain alternative elections upon or before retirement. Amounts payable to executives under the Plan and the SERP are not subject to offset for Social Security benefits.


TRANSACTIONS WITH DIRECTORS, OFFICERS AND ASSOCIATES

 Some of the nominees for director, continuing directors, and executive officers of the Company (and members of their immediate families and corporations, organizations, trusts and estates with which these individuals are associated) have, at some time since January 1, 1995, been indebted to one or more of the Company's subsidiary banks in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions by the lending bank with unaffiliated persons. No such loan is classified by the lending bank at present as a non-accrual, past due, restructured or potential problem loan.

 Outside of these and other normal customer relationships, none of these persons (or members of their immediate families) presently maintains or has maintained since January 1, 1995, directly or indirectly, any significant business or personal relationship with the Company other than such as might arise by virtue of his/her position with, or ownership interest in, the Company.


INDEPENDENT AUDITORS

 KPMG Peat Marwick, Certified Public Accountants, were the auditors for the Company for the year ended December 31, 1995. The Audit Committee and Board are in the process of selecting the auditors for 1996. Representatives of KPMG Peat Marwick are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire, and it is expected that they will be available to respond to appropriate questions from shareholders.


OTHER MATTERS

 The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                                      By Order of the Board of Directors



                                           Gerard R. Bilodeau
                                            Secretary

March 22, 1996



PROXY
ARROW FINANCIAL CORPORATION
250 GLEN STREET
GLENS FALLS, NY 12801

ANNUAL MEETING OF SHAREHOLDERS - APRIL 24, 1996

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ARROW
FINANCIAL CORPORATION

The undersigned hereby appoint(s) Robert G. Landry and Bernard F. McPhillips, or either of them, with full power to act alone, the proxies of the undersigned, with full power of substitution and revocation, to vote all the shares of common stock of Arrow Financial Corporation ("Arrow"), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Arrow to be held at the Queensbury Hotel, Maple and Ridge Streets, Glens Falls,
New York 12801, at 2:00 p.m. on Wednesday, April 24, 1996, and at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:



[ X ] Please mark your votes as in this example.

1. Election of Directors
[   ] FOR all nominees listed at right (except as limited below)
[   ] WITHHOLD authority to vote for all nominees listed at right:

Nominees: Class A:
                    Michael B. Clarke
                    Kenneth C. Hopper, M.D.
                    Michael F. Massiano
                    Doris E. Ornstein

Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) in the space provided.

---------------------------------------------

You are requested to complete, date and sign this card and return this Proxy promptly.


This Proxy will be voted as directed herein.  IF NO
DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. If any other business is properly presented at the Annual Meeting, or any adjournments thereof, this Proxy will be voted at the discretion of the proxies or in accordance with the recommendation of Arrow's Board of Directors. The undersigned hereby revoke(s) any proxies heretofore given by the undersigned to vote at the Annual Meeting, or any adjournments thereof.

-------------------
      DATE

------------------------------
       SIGNATURE

------------------------------
       SIGNATURE
   IF HELD JOINTLY

Note: If the shares are registered in more than one name, each joint owner or fiduciary should sign personally. Persons signing as executors, administrators, trustees, corporate officers, or in other representative capacities should so indicate.